Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following summary of the capital stock of Cabot Microelectronics Corporation does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation (as amended, our “charter”), our (third) amended and restated by-laws (our “by-laws”, and together with our charter, our “organizational documents”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, and certain provisions of Delaware law. Unless the context requires otherwise, all references to “we”, “us,” “our” and “Cabot Microelectronics” in this section refer solely to Cabot Microelectronics Corporation and not to our subsidiaries.
General
Under our charter, Cabot Microelectronics’ authorized capital stock consists of 20,000,000 shares of common stock, $0.001 par value per share, and 200,000,000 shares of preferred stock, $0.001 par value per share. As of October 31, 2019, there were 29,104,190 shares of Cabot Microelectronics common stock outstanding and no shares of Cabot Microelectronics preferred stock outstanding. All outstanding shares of Cabot Microelectronics common stock are duly authorized, validly issued, fully paid and non-assessable.
Common Stock
Voting
Holders of Cabot Microelectronics common stock are entitled to one vote per share on all matters to be voted on by Cabot Microelectronics stockholders. Holders of Cabot Microelectronics common stock do not have cumulative rights, so that holders of a majority of the shares of Cabot Microelectronics common stock present at a meeting at which a quorum is present are able to elect all of Cabot Microelectronics directors eligible for election in a given year. The holders of a majority of the voting power of the issued and outstanding Cabot Microelectronics common stock constitute a quorum.
Dividends
Holders of Cabot Microelectronics common stock are entitled to receive ratably the dividends, if any, that are declared by the Cabot Microelectronics board of directors. The Cabot Microelectronics board of directors may declare dividends out of funds legally available for the declaration of dividends, subject to the preferential rights of any holder of preferred stock that may from time to time be outstanding.
Liquidation Rights
Upon the liquidation, dissolution or winding up of Cabot Microelectronics, the holders of Cabot Microelectronics common stock are entitled to share pro rata in the distribution of all of the assets available for distribution after satisfaction of all liabilities and the payment of the liquidation preference of any preferred stock that may be outstanding.
Other Matters
The holders of Cabot Microelectronics common stock will have no preemptive or other subscription rights to purchase common stock, and there are no redemptive rights or sinking fund provisions.
The rights, preferences and privileges of holders of Cabot Microelectronics common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that Cabot Microelectronics may designate and issue in the future.
Cabot Microelectronics common stock is listed on The Nasdaq Global Select Market under the symbol “CCMP.”
The transfer agent and registrar for Cabot Microelectronics common stock is Computershare Trust Company, N.A.

Preferred Stock
The Cabot Microelectronics board of directors is authorized to cause shares of preferred stock to be issued in one or more series, to:
•determine the number of shares of each series;
•fix the rights, powers, preferences and privileges of each series;
•fix any qualifications, limitations or restrictions thereon; and
•increase or decrease the number of shares of each such series.
Among the specific matters that may be determined by the board of directors are:
•the annual rate of dividends;
•the redemption price, if any;
•the terms of a sinking or purchase fund, if any;
•the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of Cabot Microelectronics;
•conversion rights, if any; and
•voting powers, if any.
Depending upon the terms of the preferred stock established by the Cabot Microelectronics board of directors, any or all series of preferred stock could have preferences over the common stock with respect to dividends and other distributions and upon liquidation or could have voting or conversion rights that could adversely affect the holders of the outstanding common stock.
Certain Effects of Authorized but Unissued Stock
Cabot Microelectronics has shares of common stock and preferred stock available for future issuance without stockholder approval. Cabot Microelectronics may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on the capital stock. The existence of unissued and unreserved common stock and preferred stock may enable the Cabot Microelectronics board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of Cabot Microelectronics by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of Cabot Microelectronics' management.
Provisions of Cabot Microelectronics Charter, Cabot Microelectronics Bylaws and DGCL That May Have Anti-Takeover Effects
The Cabot Microelectronics charter, the Cabot Microelectronics bylaws and Section 203 of the Delaware General Corporation Law (“DGCL”) contain provisions summarized below that may delay, discourage or prevent the acquisition or control of Cabot Microelectronics by means of a tender offer, open market purchase, proxy fight or otherwise, including acquisitions that might result in a premium being paid over the market price of the common stock.
Stockholder Action by Written Consent; Special Meetings
Any action required or permitted to be taken by Cabot Microelectronics stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent in lieu of a meeting of stockholders. Except as otherwise required by law and subject to the rights of the holders of any preferred stock, special meetings of stockholders for any purpose may be called only by the Cabot Microelectronics board of directors, its chairman or, at the written request of a majority of the Cabot Microelectronics board of directors, the president.

Advance Notice Procedures
The Cabot Microelectronics bylaws require advance notice of the nomination, other than by or at the direction of the Cabot Microelectronics board of directors, of candidates for election as directors, as well as for other stockholder proposals, to be considered at special meetings of stockholders. Subject to certain exceptions, notice of intent to nominate a director or raise matters at these meetings will have to be received in writing not less than 90 nor more than 120 days prior to the anniversary of the previous year's annual meeting of stockholders, and must contain specific information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the advance notice procedures, that individual will not be eligible for election as a director, or that business will not be conducted at such meeting, as the case may be.
Board of Directors
The Cabot Microelectronics charter and bylaws provide that the number of directors shall be determined from time to time by a resolution adopted by the majority of the Cabot Microelectronics directors. The Cabot Microelectronics charter and bylaws also provide that the board of directors be divided into three classes, as nearly equal in number as possible. Each director holds office until that person's successor is duly elected and qualified. Vacancies on the board of directors are filled by a majority of the remaining directors, or by a sole remaining director, or by Cabot Microelectronics stockholders if the vacancy was caused by the action of Cabot Microelectronics stockholders.
Any director may be removed from office with or without cause upon the affirmative vote of holders of at least 80% of the Cabot Microelectronics outstanding common stock, voting as a single class. A director may not be removed by the stockholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.
Adoption, Amendment or Repeal of Charter or Bylaws
The Cabot Microelectronics charter provides that the affirmative vote of holders of at least 80% of Cabot Microelectronics outstanding common stock is required to amend, repeal or adopt any provision of the Cabot Microelectronics charter inconsistent with the provisions of that certificate regarding amendments to the Cabot Microelectronics bylaws, stockholder action by written consent, special meetings of stockholders, the Cabot Microelectronics board of directors and the election and removal of directors. The Cabot Microelectronics charter further provides that the Cabot Microelectronics bylaws may be altered, amended or repealed only by the Cabot Microelectronics board of directors or upon the affirmative vote of holders of at least 80% of the Cabot Microelectronics outstanding common stock, voting together as a single class.
Takeover Statutes
Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation's voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. Cabot Microelectronics has not opted out of the protections of Section 203 of the DGCL.